EXHIBIT 99.1
News
For Immediate Release	Contact: Cindi Buckwalter
August 2, 2018	(212) 878-1831

MINERALS TECHNOLOGIES REPORTS SECOND QUARTER EARNINGS
 OF $1.24 PER SHARE, OR $1.28 PER SHARE, EXCLUDING SPECIAL ITEMS
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Highlights:
•	Sales Increase 12 Percent to $464.7 Million
•	Growth Across All Segments and Regions; Asia Sales Up 16 Percent
•	Completed Acquisition of Sivomatic; Integration Tracking Well
•	Productivity Improvement of 7 Percent
•	Signed Agreement for New 150,000 Ton PCC Satellite Plant in China

NEW YORK, August 2—Minerals Technologies Inc. (NYSE: MTX) ("MTI" or "the Company") today reported diluted earnings per share of $1.28, excluding special items, for the second quarter ended July 1, 2018, compared with earnings per share of $1.23 in the prior year.  Reported diluted earnings per share were $1.24 compared with $1.21 in the prior year.

"The second quarter was very productive for MTI. The Company continued to build on the sales growth momentum of the past three quarters, with significant growth across all of our businesses. We expanded our pet litter business in Europe with the acquisition of Sivomatic and signed a new 150,000 ton PCC satellite in China," said Douglas T. Dietrich, Chief Executive Officer. "We continued to deliver strong productivity; however, inflationary cost increases are impacting profitability in the near term. We expect margins to improve through contractual and other price increases over the remainder of the year."

Worldwide net sales increased 12 percent to $464.7 million. Foreign exchange had a favorable impact on sales of approximately $9 million. Operating income, as reported, was $62.8 million and represented 13.5 percent of sales. Operating income, excluding special items, was $64.7 million and represented 13.9 percent of sales.

MTI's second quarter results include $14.1 million of sales from Sivomatic Holding B.V. ("Sivomatic"), a vertically integrated supplier of premium pet litter products in Europe, which the Company acquired on April 30, 2018. The special items incurred in the second quarter related to the acquisition were transaction and integration costs of $1.0 million and non-cash inventory step-up charges of $0.5 million.
Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 12 percent in the second quarter to $365.4 million.  Operating income for the Minerals businesses was $54.7 million and represented 15.0 percent of sales. Operating income, excluding special items, was $55.2 million and represented 15.1 percent of sales.

Performance Materials segment sales increased 19 percent to $214.5 million. Metalcasting sales rose 17 percent due to higher demand in all regions. Household, Personal Care & Specialty Products sales increased 48 percent, primarily driven by higher pet care revenue, including the acquisition of Sivomatic, and increased European fabric care sales. Environmental Products sales rose 29 percent due to several large projects. These sales increases were partially offset by 11 percent lower sales in Building Materials, primarily due to the difference in magnitude of waterproofing projects compared to the prior year, and a reduction in Basic Minerals sales. Operating income, excluding special items, decreased to $30.1 million, primarily due to higher raw material, logistics and energy costs. In addition, we incurred higher mining costs due to weather-related challenges at our mines in the western United States.  These impacts were partially offset by increased selling prices and higher volume.  The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 3 percent to $150.9 million. Operating income decreased to $25.1 million and represented 16.6 percent of sales. Operating income for the segment was lower than the prior year due primarily to higher raw material, logistics and energy costs, and due to the timing of contractual selling price increases in PCC and other implemented price increases that will take effect in the second half of 2018.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 2 percent to $111.8 million. Higher sales in Asia and Europe were partially offset by reduced sales in North America and Latin America.

The Company recently announced an agreement with Shouguang Meilun Paper Co., Ltd., a wholly owned subsidiary of Shandong Chenming Paper Holdings Ltd. ("Chenming Paper") to build a new 150,000 metric ton per year satellite PCC plant at its paper mill in Shouguang, Shandong Province, China, which is scheduled to begin operation in the second half of 2019. This will be MTI's ninth satellite in China. Including this facility, the Company will be installing approximately 400,000 tons of PCC capacity in Asia over the next eighteen months.

Sales of Processed Minerals products increased 5 percent to $39.1 million. Ground Calcium Carbonate sales grew 8 percent, driven by higher volumes in the construction market. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, grew 14 percent in the second quarter to $99.3 million. Operating income for the Service businesses was $11.0 million, and represented 11.1 percent of sales. Operating income, excluding special items, was $11.4 million and represented 11.5 percent of sales.

Refractories segment sales increased 16 percent to $79.6 million, driven by higher sales of refractory products. The Refractories segment operating income decreased to $10.3 million and was 12.9 percent of sales, primarily due to increased raw material costs which were partially offset by higher prices and volume. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales increased 10 percent to $19.7 million, primarily driven by higher filtration activity. Operating income, excluding special items, increased to $1.1 million and was 5.6 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

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Minerals Technologies will host a conference call tomorrow, August 3, 2018 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Presentations & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on August 3, 2018.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2017 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.676 billion in 2017. For further information, please visit our website at www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Prior Qtr.	Prior Year	Jul. 1, 2018	Jul. 2, 2017	Prior Year

Net sales
Product sales	$445.0	$412.2	$396.2	8%	12%	$857.2	$782.5	10%
Service revenue	19.7	19.1	17.9	3%	10%	38.8	36.6	6%
Total net sales	464.7	431.3	414.1	8%	12%	896.0	819.1	9%

Cost of sales
Cost of goods sold	335.3	305.0	282.7	10%	19%	640.3	561.7	14%
Cost of service revenue	13.5	12.8	11.7	5%	15%	26.3	24.0	10%
Total cost of sales	348.8	317.8	294.4	10%	18%	666.6	585.7	14%

Production margin	115.9	113.5	119.7	2%	(3)%	229.4	233.4	(2)%

Marketing and administrative expenses	45.3	44.4	43.6	2%	4%	89.7	87.6	2%
Research and development expenses	6.4	6.1	6.1	5%	5%	12.5	11.9	5%
Acquisition-related transaction and integration costs	1.0	0.4	0.8	150%	25%	1.4	2.3	(39)%
Restructuring and other items, net	0.4	0.0	0.2	*	100%	0.4	0.5	(20)%

Income from operations	62.8	62.6	69.0	0%	(9)%	125.4	131.1	(4)%

Interest expense, net	(11.5)	(10.7)	(10.2)	7%	13%	(22.2)	(22.0)	1%
Debt modification costs and fees	0.0	0.0	0.0	*	*	0.0	(3.9)	*
Other non-operating income (deductions), net	3.1	(2.7)	(1.7)	*	*	0.4	(2.6)	*
Total non-operating deductions, net	(8.4)	(13.4)	(11.9)	(37)%	(29)%	(21.8)	(28.5)	(24)%

Income before tax and equity in earnings	54.4	49.2	57.1	11%	(5)%	103.6	102.6	1%

Provision for taxes on income	10.3	9.3	13.4	11%	(23)%	19.6	23.5	(17)%
Equity in earnings of affiliates, net of tax	1.1	1.2	0.1	(8)%	*	2.3	0.3	*

Consolidated net income	45.2	41.1	43.8	10%	3%	86.3	79.4	9%

Less: Net income attributable to non-controlling interests	1.1	1.2	0.8	(8)%	38%	2.3	1.8	28%

Net Income attributable to Minerals Technologies Inc. (MTI)	$44.1	$39.9	$43.0	11%	3%	$84.0	$77.6	8%

Weighted average number of common shares outstanding:

Basic	35.3	35.4	35.1			35.3	35.1

Diluted	35.6	35.7	35.6			35.6	35.6

Earnings per share attributable to MTI:

Basic	$1.25	$1.13	$1.23	11%	2%	$2.38	$2.21	8%

Diluted	$1.24	$1.12	$1.21	11%	2%	$2.36	$2.18	8%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended July 1, 2018, April 1, 2018 and July 2, 2017 each consisted of 91 days. The six month periods ended July 1, 2018 and July 2, 2017 consisted of 182 days and 183 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended July 1, 2018, April 1, 2018 and July 2, 2017 and the six month periods ended July 1, 2018 and July 2, 2017 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Jul. 1, 2018	Jul. 2, 2017

	Income from continuing operations attributable to MTI	$44.1	$39.9	$43.0	$84.0	$77.6
	% of sales	9.5%	9.3%	10.4%	9.4%	9.5%

	Special items:
	Acquisition-related transaction and integration costs	1.0	0.4	0.8	1.4	2.3
	Debt modification costs and fees	0.0	0.0	0.0	0.0	3.9
	Restructuring and other items, net	0.4	0.0	0.2	0.4	0.5
	Non-cash inventory step-up charges	0.5	0.0	0.0	0.5	0.0
	Related tax effects on special items	(0.5)	(0.1)	(0.4)	(0.6)	(2.6)

	Income from continuing operations attributable to MTI, excluding special items	$45.5	$40.2	$43.6	$85.7	$81.7
	% of sales	9.8%	9.3%	10.5%	9.6%	10.0%

	Diluted earnings per share, excluding special items	$1.28	$1.13	$1.23	$2.41	$2.30

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 1, 2018, April 1, 2018 and July 2, 2017 and the six month periods ended July 1, 2018 and July 2, 2017 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Jul. 1, 2018	Jul. 2, 2017

	Cash flow from continuing operations	$44.5	$35.7	$61.7	$80.2	$77.6
	Capital expenditures	24.2	17.9	20.0	42.1	33.1
	Free cash flow	$20.3	$17.8	$41.7	$38.1	$44.5

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Jul. 1, 2018	Jul. 2, 2017

	Interest income	$0.5	$0.5	$0.6	$1.0	$1.0
	Interest expense	(12.0)	(11.2)	(10.8)	(23.2)	(23.0)
	Debt modification costs and fees	0.0	0.0	0.0	0.0	(3.9)
	Foreign exchange gains (losses)	4.9	(0.7)	0.0	4.2	0.6
	Other deductions	(1.8)	(2.0)	(1.7)	(3.8)	(3.2)
	Non-operating deductions, net	$(8.4)	$(13.4)	$(11.9)	$(21.8)	$(28.5)

On January 1, 2018, the Company adopted the provisions of ASU 2017-07, "Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". As a result of this accounting change, the Company reclassified approximately $0.5 million and $0.9 million from Marketing and administrative expense to other deductions for the three months and six months ended July 2, 2017, respectively, to conform to current year presentation.

5)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, August 3, 2018 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	Jul. 1, 2018	% of Total Sales	Apr. 1, 2018	% of Total Sales	Jul. 2, 2017	% of Total Sales	Prior Qtr	Prior Year	Jul. 1, 2018	% of Total Sales	Jul. 2, 2017	% of Total Sales	Prior Year

United States	$249.0	54%	$232.3	54%	$237.2	57%	7%	5%	$481.3	54%	$461.5	56%	4%
International	215.7	46%	199.0	46%	176.9	43%	8%	22%	414.7	46%	357.6	44%	16%
Net Sales	$464.7	100%	$431.3	100%	$414.1	100%	8%	12%	$896.0	100%	$819.1	100%	9%

Metalcasting	$88.8	19%	$79.2	18%	$75.7	18%	12%	17%	$168.0	19%	$142.3	17%	18%
Household, Personal Care & Specialty Products	58.6	13%	48.7	11%	39.7	10%	20%	48%	107.3	12%	80.8	10%	33%
Environmental Products	25.2	5%	12.7	3%	19.6	5%	98%	29%	37.9	4%	30.2	4%	25%
Building Materials	18.0	4%	18.9	4%	20.2	5%	(5)%	(11)%	36.9	4%	37.6	5%	(2)%
Basic Minerals	23.9	5%	27.8	6%	25.1	6%	(14)%	(5)%	51.7	6%	59.3	7%	(13)%
Performance Materials Segment	$214.5	46%	$187.3	43%	$180.3	44%	15%	19%	$401.8	45%	$350.2	43%	15%

Paper PCC	$94.5	20%	$97.0	22%	$92.3	22%	(3)%	2%	$191.5	21%	$185.7	23%	3%
Specialty PCC	17.3	4%	17.0	4%	17.4	4%	2%	(1)%	34.3	4%	34.4	4%	(0)%
PCC Products	$111.8	24%	$114.0	26%	$109.7	26%	(2)%	2%	$225.8	25%	$220.1	27%	3%

Ground Calcium Carbonate	$25.2	5%	$22.5	5%	$23.3	6%	12%	8%	$47.7	5%	44.8	5%	6%
Talc	13.9	3%	13.1	3%	14.0	3%	6%	(1)%	27.0	3%	28.3	3%	(5)%
Processed Minerals Products	$39.1	8%	$35.6	8%	$37.3	9%	10%	5%	$74.7	8%	$73.1	9%	2%

Specialty Minerals Segment	$150.9	32%	$149.6	35%	$147.0	35%	1%	3%	$300.5	34%	$293.2	36%	2%

Total Minerals Businesses	$365.4	79%	$336.9	78%	$327.3	79%	8%	12%	$702.3	78%	$643.4	79%	9%

Refractory Products	$66.7	14%	$62.3	14%	$56.1	14%	7%	19%	$129.0	14%	$112.8	14%	14%
Metallurgical Products	12.9	3%	13.0	3%	12.8	3%	(1)%	1%	25.9	3%	26.3	3%	(2)%
Refractories Segment	$79.6	17%	$75.3	17%	$68.9	17%	6%	16%	$154.9	17%	$139.1	17%	11%

Energy Services Segment	$19.7	4%	$19.1	4%	$17.9	4%	3%	10%	$38.8	4%	$36.6	4%	6%

Total Service Businesses	$99.3	21%	$94.4	22%	$86.8	21%	5%	14%	$193.7	22%	$175.7	21%	10%

Net Sales	$464.7	100%	$431.3	100%	$414.1	100%	8%	12%	$896.0	100%	$819.1	100%	9%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Prior Qtr	Prior Year	Jul. 1, 2018	Jul. 2, 2017	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$29.6	$26.2	$32.2	13%	(8)%	$55.8	$61.0	(9)%
% of Sales	13.8%	14.0%	17.9%			13.9%	17.4%
Specialty Minerals Segment	$25.1	$24.1	$26.9	4%	(7)%	$49.2	$51.3	(4)%
% of Sales	16.6%	16.1%	18.3%			16.4%	17.5%
Total Minerals Businesses	$54.7	$50.3	$59.1	9%	(7)%	$105.0	$112.3	(7)%
% of Sales	15.0%	14.9%	18.1%			15.0%	17.5%
Refractories Segment	$10.3	$12.8	$10.5	(20)%	(2)%	$23.1	$19.7	17%
% of Sales	12.9%	17.0%	15.2%			14.9%	14.2%
Energy Services Segment	$0.7	$1.5	$0.8	(53)%	(13)%	$2.2	$2.5	(12)%
% of Sales	3.6%	7.9%	4.5%			5.7%	6.8%
Total Service Businesses	$11.0	$14.3	$11.3	(23)%	(3)%	$25.3	$22.2	14%
% of Sales	11.1%	15.1%	13.0%			13.1%	12.6%
Unallocated Corporate Expenses	$(1.9)	$(1.6)	$(0.6)	(19)%	(217)%	$(3.5)	$(2.0)	(75)%

Acquisition-related transaction costs	$(1.0)	$(0.4)	$(0.8)	(150)%	25%	$(1.4)	$(2.3)	39%

Consolidated	$62.8	$62.6	$69.0	0%	(9)%	$125.4	$130.2	(4)%
% of Sales	13.5%	14.5%	16.7%			14.0%	15.9%

SPECIAL ITEMS

Performance Materials Segment	$0.5	$0.0	$0.0	*	*	$0.5	$0.0	*

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Total Minerals Businesses	$0.5	$0.0	$0.0	*	*	$0.5	$0.0	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Energy Services Segment	$0.4	$0.0	$0.2	*	100%	$0.4	$0.5	(20)%

Total Service Businesses	$0.4	$0.0	$0.2	*	100%	$0.4	$0.5	(20)%

Unallocated and Other Corporate Expenses	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*
Acquisition related transaction costs	$1.0	$0.4	$0.8	150%	25%	$1.4	$2.3	(39)%

Consolidated	$1.9	$0.4	$1.0	375%	90%	$2.3	$2.8	(18)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition-related transaction costs set forth in the above table), for the quarterly periods ended July 1, 2018, April 1, 2018 and July 2, 2017, and the six month periods ended July 1, 2018 and July 2, 2017 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME, EXCLUDING SPECIAL ITEMS	Jul. 1, 2018	Apr. 1, 2018	Jul. 2, 2017	Prior Qtr	Prior Year	Jul. 1, 2018	Jul. 2, 2017	Prior Year

Performance Materials Segment	$30.1	$26.2	$32.2	15%	(7)%	$56.3	$61.0	(8)%
% of Sales	14.0%	14.0%	17.9%			14.0%	17.4%
Specialty Minerals Segment	$25.1	$24.1	$26.9	4%	(7)%	$49.2	$51.3	(4)%
% of Sales	16.6%	16.1%	18.3%			16.4%	17.5%
Total Minerals Businesses	$55.2	$50.3	$59.1	10%	(7)%	$105.5	$112.3	(6)%
% of Sales	15.1%	14.9%	18.1%			15.0%	17.5%
Refractories Segment	$10.3	$12.8	$10.5	(20)%	(2)%	$23.1	$19.7	17%
% of Sales	12.9%	17.0%	15.2%			14.9%	14.2%
Energy Services Segment	$1.1	$1.5	$1.0	(27)%	10%	$2.6	$3.0	(13)%
% of Sales	5.6%	7.9%	5.6%			6.7%	8.2%
Total Service Businesses	$11.4	$14.3	$11.5	(20)%	(1)%	$25.7	$22.7	13%
% of Sales	11.5%	15.1%	13.2%			13.3%	12.9%

Unallocated Corporate Expenses	$(1.9)	$(1.6)	$(0.6)	(19)%	(217)%	$(3.5)	$(2.0)	(75)%

Consolidated	$64.7	$63.0	$70.0	3%	(8)%	$127.7	$133.0	(4)%
% of Sales	13.9%	14.6%	16.9%			14.3%	16.2%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	July 1,		December 31,
	2018	*	2017	**

Current assets:
Cash & cash equivalents	$203.0		$212.2
Short-term investments	2.9		2.7
Accounts receivable, net	420.3		383.0
Inventories	235.5		219.3
Prepaid expenses and other current assets	37.4		35.0
Total current assets	899.1		852.2

Property, plant and equipment	2,254.2		2,219.6
Less accumulated depreciation	1,132.3		1,158.3
Net property, plant & equipment	1,121.9		1,061.3

Goodwill	810.6		779.3
Intangible assets	212.4		196.5
Other assets and deferred charges	84.4		81.1

Total assets	$3,128.4		$2,970.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$118.2		$6.3
Current maturities of long-term debt	3.0		3.8
Accounts payable	195.7		179.0
Other current liabilities	115.5		120.9
Total current liabilities	432.4		310.0

Long-term debt	966.1		959.8
Deferred income taxes	163.5		159.4
Other non-current liabilities	249.0		262.1
Total liabilities	1,811.0		1,691.3

Total MTI shareholders' equity	1,288.9		1,251.7
Non-controlling Interests	28.5		27.4
Total shareholders' equity	1,317.4		1,279.1

Total liabilities and shareholders' equity	$3,128.4		$2,970.4

* Unaudited
** Condensed from audited financial statements.